SHAREHOLDER MEETING RESULTS

A Special Meeting of the fund’s shareholders was held on July 28, 2014. Each matter voted upon at the meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes (if any) with respect to such matters, are set forth below.

(1)	To approve new advisory agreements in connection with the transition of investment advisory services to NFA.

(a)	To approve an investment management agreement between the Fund and NFA.

Shares Voted “For”	Shares Voted “Against”	Abstentions	Broker Non-Votes
5,292,057	280,418	145,948	—

(b)	To approve a sub-advisory agreement between NFA and NAM.

Shares Voted “For”	Shares Voted “Against”	Abstentions	Broker Non-Votes
5,271,648	272,522	174,253	—

(2)	To elect twelve (12) directors to the Board of Directors of the Fund to serve upon the effectiveness of the transition of investment advisory services to NFA.

Shares Voted “For”	Shares Voted “Against”	Abstentions	Broker Non-Votes
William Adams	5,392,079	320,277	—
Robert P. Bremner	5,391,437	320,919	—
Jack B. Evans	5,398,082	314,274	—
William C. Hunter	5,384,764	327,592	—
David J. Kundert	5,384,848	327,508	—
John K. Nelson	5,388,704	323,652	—
William J. Schneider	5,386,413	325,943	—
Thomas S. Schreier, Jr.	5,385,645	326,711	—
Judith M. Stockdale	5,390,157	322,199	—
Carole E. Stone	5,389,042	323,314	—
Virginia L. Stringer	5,391,515	320,841	—
Terence J. Toth	5,391,515	320,841	—

(3)	To approve an Agreement and Plan of Reorganization in connection with the change of domicile of the Fund pursuant to which the Fund would (i) transfer all of its assets to Nuveen Multi-Market Income Fund, a newly created Massachusetts business trust (the “Successor Fund”), in exchange solely for shares of the Successor Fund, and the Successor Fund’s assumption of all of the liabilities of the Fund, (ii) distribute such shares of the Successor Fund to the shareholders of the Fund, and (iii) dissolve, liquidate and terminate in accordance with the Fund’s Articles of Incorporation and applicable provisions of the Virginia Stock Corporation Act.

The meeting was adjourned with respect to proposal #3 until September 30, 2014.

(4)	To approve an amendment to the Articles of Incorporation of the Fund to change the name of the Fund to Nuveen Multi-Market Income Fund, Inc.

Shares Voted “For”	Shares Voted “Against”	Abstentions	Broker Non-Votes
5,294,385	276,277	147,761	—

(5)	To approve new advisory and sub-advisory agreements in connection with the announced TIAA-CREF acquisition of Nuveen Investments, Inc.

(a)	To approve a new sub-advisory agreement between USBAM and NFA.

Shares Voted “For”	Shares Voted “Against”	Abstentions	Broker Non-Votes
5,274,801	294,560	149,062	—
(b)	To approve a new sub-advisory agreement between USBAM and NAM.

Shares Voted “For”	Shares Voted “Against”	Abstentions	Broker Non-Votes
5,271,888	296,334	150,201	—

(c)	To approve a new investment management agreement between the Fund and NFA.

Shares Voted “For”	Shares Voted “Against”	Abstentions	Broker Non-Votes
5,261,628	303,934	152,861	—

(d)	To approve a new sub-advisory agreement between NFA and NAM.

Shares Voted “For”	Shares Voted “Against”	Abstentions	Broker Non-Votes
5,264,163	299,095	155,165	—

Also on July 28, 2014, the fund held an annual meeting of shareholders to consider the election of directors. The number of votes cast for and the number of votes withheld are set forth below.

	Shares Voted For	Shares Withheld
Roger A. Gibson	7,751,034	421,696
John P. Kayser	7,745,576	427,154
Leonard W. Kedrowski	7,737,936	434,794
Richard K. Riederer	7,732,073	440,657
James M. Wade	7,720,560	452,170